Exhibit Number
99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. TO EXPLORE ADDITIONAL FINANCING

BRENTWOOD, TN (November 16, 2006) — Community Health Systems, Inc. (NYSE:CYH) (“CHS” or the “Company”), the leading operator of general acute care hospitals in non-urban communities throughout the country, has announced plans to explore syndicating a new Incremental Term Loan of approximately USD300m. The existing credit agreement of our subsidiary, CHS/Community Health Systems, Inc., allows for this Incremental Term Loan. CHS would use the proceeds to repay borrowings under its existing revolving credit facility and for general corporate purposes. Furthermore, CHS will explore various amendments to its existing credit agreement. The Company offers no assurances that it will proceed with this proposed financing or as to its terms.
About Community Health Systems, Inc.
Located in Brentwood, Tennessee, suburb of Nashville, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 77 hospitals in 22 states. Its hospitals offer a broad range of inpatient and outpatient medical and surgical services. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
Statements contained in this news release regarding the potential incremental term loans are forward-looking statements that involve risks and uncertainties, including particularly the ability to consummate this transaction and its pricing and other terms. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by CHS with the Securities and Exchange Commission, including its annual report on Form 10-K and current reports on Forms 8-K and 10-Q. These filings identify important risk factors and other uncertainties that could cause actual events or results to differ from those contained in the forward-looking statements. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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